CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of the date of the last signature below between AMARILLO BIOSCIENCES, INC., a Texas corporation (“ABI”), and TEEL BIVINS (“Consultant”).

WHEREAS, ABI wishes to engage the services of Consultant and Consultant wishes to provide services to ABI all on the terms and conditions hereinafter set forth;

THEREFORE, in consideration of these presents and for other good and valuable consideration the receipt and sufficiency of which are evidenced by the execution hereof, the parties hereby agree as follows:

1.  This Agreement shall be in force from the effective date, for a period of twelve (12) months. Consultant shall be compensated by the grant of a stock option to purchase 100,000 shares of common stock, evidenced by a Stock Option Agreement executed by the parties contemporaneously herewith.

2.  Consultant shall render consulting services, subject to Consultant’s availability, in the area of animal health, especially agroterrorism, and pertaining to achieving recognition of ABI’s technology as a treatment or prevention of avian influenza.

3.  Consultant acknowledges that he is a consultant and independent contractor entitled to reimbursement for pre-approved travel expenses incurred while conducting business for ABI and that he will not be entitled to fringe benefits or any compensation other than that hereinbefore provided and Consultant hereby agrees and undertakes to fully and timely pay all federal income tax withholdings, self-employment tax, FITA, FUCA, and any other items payable with respect to the compensation received by him from ABI.

4.  This Consulting Agreement supercedes in its entirety any current or prior Consulting Agreement between ABI and Consultant.

AMARILLO BIOSCIENCES, INC.

Date: April 21, 2006	By:	/s/ Joseph M. Cummins
Joseph M. Cummins, President

Date: April 21, 2006	By:	/s/ Teel Bivins
Teel Bivins